News Release / For Release at 6:00 AM EST, Monday, March 3, 2003 Richard S. Langdon Elected to Gasco Energy's Board of Directors

DENVER -- March 3, 2003 /PRNewswire / -- Gasco Energy (OTCBB: GASE) today announced that Richard S. Langdon has been elected to its Board of Directors.

Most recently, from 1997 until December 2002, Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a NYSE-listed exploration and production company that was acquired by Newfield Exploration (NYSE: NFX) in late 2002. While at EEX, Langdon was responsible for accounting and financial reporting, acquisitions and divestitures, internal finance and treasury functions and relationships with the capital markets among his other duties as CFO.

In addition to his EEX experience, Langdon, 52, brings over 28 years of operational and financial experience in the energy sector holding various domestic and international senior executive positions with Penzoil Company, Korn/Ferry International, Gaffney, Cline & Associates and Continental Illinois National Bank / Trust Company of Chicago. He holds a B.S. in Mechanical Engineering and a Master of Business Administration, both from The University of Texas at Austin.

Mr. Langdon replaces King Grant who remains with Gasco as CFO. Grant stepped down from the Board in order to increase Gasco's outside representation on the Board. Mr. Langdon was selected by the holders of a majority of the shares of Gasco's Series B Preferred Stock, the terms of which give the holders of such shares the right to elect one member of Gasco's Board of Directors. The number of Gasco Board Members remains seven.

Mark Erickson, Gasco's President and CEO, said, "Rich's energy industry experience, numerous relationships, and financial strengths are a valuable complement to our Board. Further, his addition improves our Audit Committee in a time where Corporate Governance is essential to a company's success. We are pleased that Rich has joined our Board."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254